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Exhibit 10.1

IRON MOUNTAIN INCORPORATED
EXECUTIVE DEFERRED COMPENSATION PLAN

ARTICLE 1
PURPOSE; EFFECTIVE DATE

        1.1.    Adoption of Plan.    Iron Mountain Incorporated (the "Company") hereby amends and restates, effective as of January 1, 2008, a deferred compensation plan known as the Iron Mountain Incorporated Executive Deferred Compensation Plan (the "Plan"). The amendments reflected herein shall apply to Plan Years beginning with the 2008 Plan Year and to elections and forms on file as of December 31, 2007. For periods after December 31, 2004 and before January 1, 2008, the Plan has been and shall be operated in good faith compliance with Section 409A of the Code and relevant guidance thereunder.

        1.2.    Purpose.    This Plan is unfunded and is maintained for the purpose of providing deferred compensation to a select group of management and highly compensated employees of the Company and its Subsidiaries within the meaning of the United States Code of Federal Regulations Section 2520.104-23 and Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended. This Plan is expected to encourage the continued employment of the participating employees whose management and individual performance are largely responsible for the success of the Company and its subsidiaries, and to facilitate the recruiting of key management and highly compensated employees required for the continued growth and profitability of the Company and its subsidiaries.

ARTICLE 2
DEFINITIONS

        2.1.    Definitions.    Wherever the following terms are used in this Plan, they shall have the meaning specified below.

          (a)   "Account" means one or more separate, unfunded bookkeeping account(s) established under this Plan for each Participant.

          (b)   "Accounting Date" means December 31, and any other date that the Committee designates.

          (c)   "Beneficiary" means the person or entity determined to be a Participant's beneficiary pursuant to Section 7.1.

          (d)   "Beneficiary Designation Form" means a beneficiary designation form approved by the Committee for use by a Participant under the Plan.

          (e)   "Board" means the Board of Directors of the Company.

          (f)    "Claimant" has the meaning set forth in Section 8.1.

          (g)   "Code" means the Internal Revenue Code of 1986, as amended from time to time.

          (h)   "Committee" has the meaning set forth in Section 3.1.

          (i)    "Company" means Iron Mountain Incorporated.

          (j)    "Deferral Form" means any election form approved by the Committee for use by a Participant to elect a deferral under Section 5.1 of this Plan.

          (k)   "Deferred Compensation" has the meaning set forth in Section 5.3.

          (l)    "Disability" means a long-term disability as determined under the group long-term disability program that is a part of The Iron Mountain Companies Welfare Plan and that constitutes a disability under Treas. Reg. § 1.409A-3(i)(4), or any successor thereto.

          (m)  "Employer" means the Company or the Subsidiary of which the Participant is an employee.

          (n)   "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

          (o)   "401(k) Plan" means The Iron Mountain Companies 401(k) Plan, as amended from time to time.

          (p)   "Participant" means an employee of the Company or a Subsidiary who is eligible to participate pursuant to Section 4.1.

          (q)   "Plan" means this Iron Mountain Incorporated Executive Deferred Compensation Plan, as amended from time to time.

          (r)   "Plan Year" means the calendar year.

          (s)   "Retirement" means a Participant's Normal or Late Retirement under the 401(k) Plan.

          (t)    "Specified Employee" means a "specified employee" within the meaning of Treas. Reg. § 1.409A-1(i), or any successor thereto, using each December 31 as the specified employee identification date.

          (u)   "Subsidiary" means any corporation, company, partnership or other form of business organization of which the Company owns, directly or indirectly through an unbroken chain ownership, fifty percent or more of the total combined voting power of all classes of stock or other form of equity ownership.

          (v)   "Termination of Employment" means ceasing to be an employee of the Company and of every Subsidiary for any reason, all within the meaning of Treas. Reg. § 1.409A-1(h)(1)(ii), or any successor thereto, and treating a termination of employment as occurring only if a Participant's reasonably anticipated reduced level of bona fide services is less than twenty-one percent of the Participant's average level of bona fide services provided in the immediately preceding thirty-six months.

          (w)  "Unforseeable Emergency" means a severe financial hardship to a Participant, or the Participant's spouse, Beneficiary or dependent, within the meaning of Treas. Reg. § 1.409A-3(i)(3), or any successor thereto, and relevant guidance thereunder.

ARTICLE 3
ADMINISTRATION

        3.1.    Administration.    The Plan shall be administered by the Compensation Committee of the Board or, in the discretion of the Board, the Board itself or any other committee or subcommittee of the Board (each, the "Committee"), appointed by the Board and composed of at least two members of the Board. In the event that a vacancy on the Committee occurs on account of the resignation of a member or the removal of a member by vote of the Board, a successor member may be appointed by vote of the Board. All references in the Plan to the "Committee" shall be understood to refer to the Committee or the Board, whoever shall administer the Plan.

        The Committee shall select one of its members as Chairman and shall hold meetings at such times and places as it may determine. A majority of the Committee shall constitute a quorum, and acts of the

Committee at which a quorum is present, or acts reduced to or approved in writing by all the members of the Committee, shall be the valid acts of the Committee.

        The Committee is authorized to interpret and construe any provision of this Plan, to determine eligibility and benefits under this Plan, to prescribe, amend and rescind rules and regulations relating to this Plan, to adopt such forms as it may deem appropriate for the administration of this Plan, to provide for conditions and assurances deemed necessary or advisable to protect the interests of the Company or a Subsidiary and to make all other determinations necessary or advisable for the administration of this Plan, but only to the extent not contrary to the express provisions of this Plan. The Committee shall be responsible for the day-to-day administration of this Plan. Determinations, interpretations or other actions made or taken by the Committee under this Plan shall be final and binding for all purposes and upon all persons.

        3.2.    Cost.    All expenses and costs incurred in the administration and operation of this Plan shall be borne by the Company, except to the extent funded by Participant deferrals of compensation in accordance with Article 5.

ARTICLE 4
ELIGIBILITY AND PARTICIPATION

        4.1.    Eligibility to Participate.    Each management employee and highly compensated employee of the Company or a Subsidiary who is exempt from the minimum wage and overtime provisions of the Fair Labor Standards Act of 1938, as amended, and whose base salary for the preceding year is (or in the case of a new hire is anticipated to be) at least equal to the amount currently in effect under Section 414(q)(1)(B) of the Code shall be eligible to participate in the Plan as of the date, if any, that the Committee determines that such individual shall be offered participation in the Plan. Unless hired during a Plan Year, an individual shall only become eligible as of the first day of a Plan Year.

ARTICLE 5
DEFERRAL CONTRIBUTIONS

        5.1.    Election to Defer Payment.    A Participant may irrevocably elect to defer the payment to him by the Company or a Subsidiary of from five to fifty percent (in one percent increments) of his base salary and from five to 100 percent (in one percent increments) of any incentive compensation bonus by notice to the Committee on a Deferral Form received by the Committee or its designee.

        No deferral shall be effective unless the Participant has completed and returned a Deferral Form on or prior to November 30 (or such other date not later than December 31 that the Committee may specify) of the year prior to the Plan Year in which the base salary and/or incentive compensation bonus is earned.

        Notwithstanding the foregoing paragraph, a Participant who first becomes eligible to participate after the beginning of a Plan Year shall be entitled to make an election to defer payment within thirty days after the date he becomes eligible to participate in the Plan, with such election applicable solely to compensation earned after the date that it is filed.

        5.2.    Irrevocability of Elections.    An election described in the second paragraph of Section 5.1 shall become irrevocable as of December 31 preceding the Plan Year to which it relates (or such earlier date as the Committee may specify). Notwithstanding the foregoing, an election described in Section 5.1 may be cancelled if the Committee determines that such cancellation should be permitted due to an Unforeseeable Emergency or due to a hardship distribution pursuant to Treas. Reg. § 1.401(k)-1(d)(3), all to the extent permitted under Treas. Reg. § 1.409A-3(j)(4)(viii), or any successor thereto.

        5.3.    Terms of Deferral.    A Participant's election to defer payment of any portion of base salary or an incentive compensation bonus shall provide for deferral of payment until the Participant's

Retirement, Disability or Termination of Employment or such earlier date as the Participant may specify on a Deferral Form or in such other manner as shall be satisfactory to the Committee. Amounts that a Participant has elected to defer are hereinafter referred to as "Deferred Compensation." Upon a Participant's Retirement, Disability or Termination of Employment or upon such earlier date as the Participant may have specified, payment of his Deferred Compensation shall be made as provided in Section 6.1.

        5.4.    Deferred Compensation Always Fully Vested.    The amount of a Participant's Deferred Compensation shall always be and remain fully vested and nonforfeitable by him, except as otherwise provided in Sections 5.7 and 5.8.

        5.5.    Credits and Adjustments to Account.    The Participant's Account shall be credited in the amount of all compensation deferred pursuant to the Participant's election in accordance with this Plan. The Participant's Account shall be reduced by the amount of any distributions to the Participant from this Plan. Pursuant to procedures established by the Committee, each Participant's Account shall be adjusted as of each Accounting Date to reflect the earnings or losses of any hypothetical investment media as may be designated by the Committee.

        5.6.    Investments.    The Committee in its discretion may from time to time designate one or more investment media in which Accounts shall be hypothetically invested. As of January 1, 2008 and unless the Committee shall otherwise designate, such hypothetical investment media shall consist of the mutual funds (other than the Stable Value Fund but including in lieu thereof a money market fund) that are available as investment options from time to time under the 401(k) Plan. The Committee may determine the value of the hypothetical investment media in any manner it may in its discretion select, including the use of a formula, or of an appraisal or other valuation review by a third party.

        The Committee may provide Participants and Beneficiaries the opportunity to determine how their Accounts will be deemed to be hypothetically invested from among the available investment options, and may permit changes in those investment directions at whatever frequency it deems appropriate and within whatever limitations are applicable to any investment option. If any Participant or Beneficiary makes an investment selection, the Committee (or in the event of the establishment of a trust hereunder, the trustee of such trust) may follow such investment selection but neither shall be legally bound to do so.

        5.7.    Forfeiture of Earnings on Accounts.    Notwithstanding any other provision herein, a Participant shall forfeit all earnings on his Account in the event the Committee determines that termination of the Participant's employment by the Company or a Subsidiary has occurred due to behavior materially prejudicial to the organization, including, but not limited to: fraud, forgery or misappropriation of funds, or any other offense of dishonesty; theft, willful damage, deliberate wastage or unauthorized possession of property of the Company, a Subsidiary or any employee; assault, including physically striking another person or threatening behavior; indulging in unsafe practices or endangering the safety of others; deliberate refusal to obey the legitimate instructions of a supervisor or manager; being incapable of satisfactory work performance as a result of the influence of alcohol or drugs; gross indecency; deliberate racial or sexual harassment; or conduct that brings the name of the Company or a Subsidiary into disrepute.

        In the event of a forfeiture as described in this Section 5.7, the amount forfeited may be used, at the election of the Committee, to pay any administrative or other expenses incurred in connection with this Plan or to offset any contribution the Company would otherwise make to any trust established pursuant to Section 9.2.

        5.8.    Release and Setoff.    As a condition to receiving any payment under this Plan, at the Company's request, the Participant must have executed a release, satisfactory to the Company, of all claims in connection with his employment by the Company and any Subsidiary. Furthermore, all

payments under this Plan are subject to setoff for any amounts that a Participant may owe to the Company or a Subsidiary.

ARTICLE 6
TIMING AND METHOD OF PAYMENT

        6.1.    Payout of Deferred Compensation.

          (a)   Each Participant shall specify, on a Deferral Form or in such other manner as shall be approved by and received by the Committee or its designee, the commencement date for payments of the Participant's Deferred Compensation and earnings thereon with respect to a Plan Year and the form of payment with respect thereto. With the Committee's permission, the commencement date of any payment that a Participant has elected to commence receiving on a specific date may be superseded by a later election completed by the Participant, but any later election will be disregarded in its entirety unless: (a) received by the Committee more than twelve months before the commencement date for payments pursuant to the original election; and (b) the later election postpones for a period of not less than five years the payment of each such deferred amount. Notwithstanding the preceding sentence, each person who has an Account in the Plan as of November 1, 2007, which Account is not then in the process of distribution may complete a new Deferral Form making an irrevocable election concerning the timing and manner of distribution of his Account, as such Account shall exist on December 31, 2007, and such election shall supersede any earlier choices that such Participant may have made concerning the distribution of such Account.

          (b)   The following are the available choices for the commencement date of payments:

      (1)
      During the second calendar month following the date of the Participant's Retirement, Disability or other Termination of Employment; or

      (2)
      A date specified by the Participant, provided that if the Participant's Retirement, Disability or other Termination of Employment occurs before such date, payments shall be made in accordance with Section 6.1(b)(1).

          (c)   The following are the available choices for the form of payment of a Participant's Account with respect to a particular Plan Year's Deferred Compensation and earnings thereon:

      (1)
      A single lump sum in cash; or

      (2)
      Substantially equal annual cash installments over a period of either five or ten years. Installment payments are not available if the payout is made upon the Participant's Retirement, Disability or other Termination of Employment.

  A Participant's Retirement, Disability or other Termination of Employment shall not cause any acceleration of his receipt of installment payments that are then in the course of payment.

          (d)   To the extent necessary, the Committee shall allocate earnings and losses among the portions of an Account attributable to deferrals in different years, and may do so by any method the Committee deems reasonable.

        6.2.    Delay in Payment.    No payment shall be made to any Participant hereunder if the Company informs the Committee: (a) that the Company reasonably anticipates that such payment would cause the Company's federal tax deduction with respect to that payment to be limited or eliminated by virtue of the application of Section 162(m) of the Code; (b) that the Company reasonably anticipates that the making of the payment will jeopardize its ability to continue in business as a going concern; or (c) that the Company reasonably anticipates that the payment will violate federal securities or other applicable laws. Any payment that is delayed pursuant to this Section 6.2 shall be made on the date thirty days after the Committee determines that the event or condition that caused the delay has ceased to be applicable. The provisions of this Section shall be interpreted and applied in light of the rules permitting the delay of payments found in Treas. Reg. § 1.409A-2(b)(7) and Treas. Reg. § 1.409A-3(d), or any successors thereto.

        6.3.    Delayed Payment to Specified Employees.    Any payment to a Participant who is a Specified Employee as of the date of his or her Retirement or Termination of Employment (other than by reason of Disability) shall be made during the seventh month after the date of the Participant's Retirement or Termination of Employment rather than on any earlier date prescribed by Section 6.1(b)(1). This Section 6.3 shall be applied in accordance with Treas. Reg. § 1.409A-3(i)(2), including the last sentence of Treas. Reg. § 1.409A-3(i)(2)(i), and of any successors thereto.

        6.4.    Death Before Payments Commence or are Completed.    If a Participant dies while employed or while receiving installment payments, the entire remaining value of his Account shall be paid during the second calendar month following the Participant's death to the Participant's designated Beneficiary in a single lump sum in cash.

        6.5.    Change of Control Provisions.    In its discretion, the Committee may cause accelerated payment to be made in connection with a change in control event as permitted by Treas. Reg. § 1.409A-3(j)(4)(ix)(B), or any successor thereto.

        6.6.    Unforeseeable Emergency.    Payment of all or a portion of the Account of a Participant may be made, in the discretion of the Committee, if the Participant applies for such distribution on account of an Unforeseeable Emergency and the Committee determines that the conditions of Treas. Reg. § 1.409A-3(i)(3), or any successor thereto for payment upon an Unforeseeable Emergency have been met; provided, however, that the amount of any such distribution shall be limited to the amount reasonably necessary to satisfy the emergency need, including amounts necessary to pay taxes or penalties reasonably anticipated to result from the distribution.

ARTICLE 7
PAYMENTS TO OTHERS

        7.1.    Beneficiaries.    A Participant may designate the Beneficiary to whom any unpaid benefit under this Plan may be paid by submitting a completed Beneficiary Designation Form to the Committee or its designee. The Participant may designate a successor Beneficiary to receive any remaining amounts in satisfaction of the unpaid benefit under this Plan in the event of the primary Beneficiary's death. In the event of any inconsistency between Beneficiary Designation Forms, the last Beneficiary Designation Form received by the Committee or its designee shall govern. A beneficiary designation may be changed without the consent of any prior Beneficiary. If the Participant did not submit a Beneficiary Designation Form to the Committee, or no designated Beneficiary survives the Participant, the Participant's Beneficiary shall be the beneficiary of the Participant as determined for purposes of the 401(k) Plan.

        7.2.    Payments to Others.    If the Committee shall find that the Participant or the Participant's Beneficiary is unable to care for his affairs because of illness or accident or is unable to execute a proper receipt for payment of any amount payable under this Plan, the Committee may make payment to a relative or to the proper person for the benefit of the Participant or the Participant's Beneficiary. To the extent permitted by law, the payment to a person in accordance with this Section 7.2 shall fully discharge the Company's obligation to pay any amount due under this Plan. The decision of the Committee shall in each case be binding upon all persons in interest and neither the Company nor the Committee shall be under any duty to see to the proper application of the funds.

        7.3.    Nonassignability.    During the Participant's lifetime, any payment under this Plan shall be made only to the Participant. No benefit, payment, sum or other interest under this Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, hypothecation, encumbrance or charge or claims of alimony or spousal support, and any attempt by a Participant or any Beneficiary under this Plan to do so shall be void. No benefit, payment, sum or other interest under this Plan shall in any manner be liable for or subject to the debts, contracts, liabilities, engagements or torts of a Participant or Beneficiary entitled thereto, or be subject to any lien, directly, by operation or law or otherwise, including execution, levy, garnishment, attachment, pledge and bankruptcy.

ARTICLE 8
CLAIMS PROCEDURE

        8.1.    Filing a Claim.    It is not necessary that a Participant or Beneficiary (a "Claimant") make a formal claim in order for benefits to be paid under this Plan. However, if a Claimant wishes to file a claim for benefits such claim shall be made by filing a request for the payment of benefits under this Plan with the Committee.

        8.2.    Denial of Claim.    If a claim is wholly or partially denied by the Committee, the Committee shall furnish the Claimant with written notice of the denial within a reasonable period of time not to exceed thirty days after the date the original claim was filed unless special circumstances require an extension of time for processing the claim. If such an extension of time is required, notice of the extension shall be furnished to the Claimant prior to the termination of the initial thirty day period. In no event shall such extension exceed a period of ninety days from the end of such initial period. In the event that the decision is not furnished within such time, the claim shall be deemed denied. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render a final decision. The notice of denial shall set forth in a manner calculated to be understood by the Claimant:

          (a)   The specific reasons for denial;

          (b)   Specific reference to pertinent Plan provisions on which the denial is based;

          (c)   A description of any additional information needed to perfect the claim and an explanation of why such information is necessary; and

        An explanation of the Plan's claims procedure, including a statement of the Claimant's right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

        8.3.    Review Procedure.    The purpose of the review procedure set forth in this Section is to provide a procedure by which a Claimant under this Plan, or the duly authorized representative of any such Claimant, may have a reasonable opportunity to appeal a denied claim to the Committee for a full and fair review. To accomplish that purpose, the Claimant, or the duly authorized representative of any Claimant, may:

          (a)   Request a review by the Committee upon written application to it;

          (b)   Review pertinent documents; and

          (c)   Submit issues and comments in writing.

        A Claimant may request a review of a denied claim by filing an application with the Committee at any time within sixty days after receipt by the Claimant of notice of denial of a claim.

        8.4.    Decision on Review.    The decision on review shall be made by the Committee, which may, in its discretion, hold a hearing on a denied claim. The Committee shall issue a decision on such review within sixty days after receipt of an application for review unless special circumstances require an extension of time for processing, in which case a decision shall be rendered as soon as possible but not later than ninety days after receipt of a request for review. In the event that the decision is not furnished within such time, the claim shall be deemed denied. If such an extension of time for review is required, notice of the extension shall be furnished to the Claimant prior to commencement of the extension.

        The decision shall be in writing and shall include specific reasons for the decision written in a manner calculated to be understood by the Claimant and specific reference to the pertinent provisions of the Plan on which the decision is based. The decision shall also include a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant's claim, along with a statement of the Claimant's right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

ARTICLE 9
FUNDING

        9.1.    Plan Unfunded.    The Plan constitutes a mere promise by the Company to make benefit payments to Participants and Beneficiaries in accordance with the terms hereof, and Participants and Beneficiaries shall have only the status of general unsecured creditors of the Company. Any amounts payable under the Plan shall be paid out of the general assets of the Company and each Participant and Beneficiary shall be deemed to be a general unsecured creditor of the Company.

        9.2.    Rabbi Trust.    The Company has created a grantor trust to pay its obligations hereunder (a so-called "rabbi trust"), the assets of which shall be treated, for all purposes, as the assets of the Company. The terms of the trust generally conform to the terms of the model trust described in Revenue Procedure 92-64. In the event the trustee of the trust is unable or unwilling to make payments directly to Participants and Beneficiaries and such trustee remits payments to the Company for delivery to Participants and Beneficiaries, the Company shall promptly remit such amount, less applicable income and other taxes required to be withheld, to the Participant or Beneficiary.

        In all events, it is the intent of the Company that the Plan be treated as unfunded for tax purposes and for purposes of Title I of ERISA.

ARTICLE 10
MISCELLANEOUS

        10.1.    Revocation or Modification.    The Company hereby reserves the right to amend, modify, revoke or terminate this Plan by resolution of the Board at any time or from time to time, but no such action, without a Participant's consent, shall impair a Participant's right (subject to Sections 5.8 and 5.9) with respect to any existing Account balance or compensation deferred as of the date of such amendment, modification, revocation or termination of this Plan.

        10.2.    Tax Withholding.    The Participant or the Participant's Beneficiary, as the case may be, shall be responsible for any federal, state, city or other taxes imposed on any amount paid or the value of any benefit accrued pursuant to this Plan. The Company or a Subsidiary shall comply with the obligations imposed under the applicable federal, state or city withholdings laws with respect to any payment or benefit accrued under this Plan and shall be entitled to do any act or thing to effectuate compliance by the Participant or the Participant's Beneficiary and the Company or a Subsidiary with said laws, including withholding any amounts payable by the Company or a Subsidiary to the Participant or the Participant's Beneficiary, whether or not such amounts are payable pursuant to this Plan, and making demand upon the Participant or the Participant's Beneficiary for such amounts as the Company or a Subsidiary may reasonably estimate to be required by applicable withholding laws.

        10.3.    Compliance with Section 409A.    It is the intention of the Company that no payment or entitlement pursuant to this Plan will give rise to any adverse tax consequences to any person pursuant to Section 409A of the Code. The Committee shall interpret and apply the Plan to that end, and shall not give effect to any provision herein in a manner that reasonably could be expected to give rise to adverse tax consequences under Section 409A. The Committee shall consider in good faith any assertion by a Participant or other person that any provision of this Plan, or the manner in which the Plan is operated, could reasonably be expected to give rise to such adverse tax effects but, in any case, the Committee shall have final authority to determine whether there is a reasonable possibility of such adverse tax consequences. Should the Committee determine that there is a reasonable possibility that the text of this Plan could give rise to such adverse tax consequences, the Company and the Committee agree to amend the Plan to obviate the possibility of such consequences.

        10.4.    No Acceleration.    No payment under this Plan shall be accelerated; provided, however, that a payment may be accelerated in the discretion of the Committee in accordance with Treas. Reg. § 1.409A-3(j)(4), or any successor thereto.

        10.5.    No Joint Venture.    This Plan shall not be considered to create a joint venture between the Company and the Participant or to provide the Participant any ownership interest in the Company or any right or interest with respect to the earnings and profits or assets of the Company.

        10.6.    Participation in Other Plans.    Nothing contained in this Plan shall affect any right that any Participant may otherwise have to participate in any other retirement plan or arrangement that the Company or a Subsidiary may now or hereafter have or adopt.

        10.7.    No Employment Right.    Nothing contained in this Plan shall be construed as conferring upon the Participant the right to continue in the employ of the Company or any Subsidiary, nor shall any Participant make any claim or assertion that the Participant entered into employment or continued employment because of or in reliance upon the existence of this Plan or the provisions hereunder for the payment of benefits.

        10.8.    Massachusetts Law.    To the extent not preempted by ERISA, the laws of The Commonwealth of Massachusetts shall govern, control and determine all questions arising with respect to the Plan and the interpretation and validity of its provisions. Wherever possible, each provision of this Plan shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Plan shall be held unenforceable or invalid, the provision shall be ineffective only to the extent of such unenforceability or invalidity and the remainder of the provision and the remaining provisions of this Plan shall in that event continue to be binding and in full force and effect, unless the Company elects to completely invalidate this Plan and render this Plan unenforceable.

        10.9.    Number and Gender.    The singular shall include the plural, and the plural the singular, wherever the context so requires, and the masculine, the feminine and the neuter shall be mutually inclusive.

        10.10.    Headings.    All paragraph headings in this Plan are intended merely for convenience and shall in no way be deemed to modify or supplement the actual terms and provisions set forth hereunder.

        IN WITNESS WHEREOF, the Company has caused this amended and restated Plan to be executed on                        , 2007, by its duly authorized officer.

IRON MOUNTAIN INCORPORATED
By:

Its:

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  Exhibit 10.1